Filed Pursuant to Rule 433
Registration Statement No. 333-190926

Subject to Completion and Modification

NAVIENT FUNDING, LLC HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES.  BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND THE OTHER DOCUMENTS NAVIENT FUNDING, LLC HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT NAVIENT FUNDING, LLC AND THIS OFFERING.  YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEBSITE AT WWW.SEC.GOV. ALTERNATIVELY, NAVIENT FUNDING, LLC, ANY UNDERWRITER OR DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING 1-800-321-7179.

Free-Writing Prospectus
$757,600,000
Navient Student Loan Trust 2014-8
Issuing Entity
Navient Funding, LLC
Depositor
Navient Solutions, Inc.
Sponsor, Servicer and Administrator
Student Loan-Backed Notes

On or about November 25, 2014, the trust will issue:

Class	Principal	Interest Rate	Maturity
Floating Rate Class A-1 Notes	$ 213,000,000	1-month LIBOR plus %	August 25, 2020
Floating Rate Class A-2 Notes	$ 175,100,000	1-month LIBOR plus %	April 25, 2023
Floating Rate Class A-3 Notes	$ 348,700,000	1-month LIBOR plus %	May 27, 2031
Floating Rate Class B Notes	$ 20,800,000	1-month LIBOR plus %	July 26, 2049

The trust will make payments primarily from collections on a pool of FFELP student loans.  Interest on and principal of the notes will be payable monthly on the 25th day (or if such day is not a business day, the next business day) of each calendar month, beginning in January 2015.  In general, the trust will pay principal, sequentially, to the class A-1 notes, the class A-2 notes and the class A-3 notes, in that order, until each such class of notes is paid in full, and then to the class B notes until paid in full.  Interest on the class B notes will be subordinate to interest on the class A notes and principal of the class B notes will be subordinate to both principal of and interest on the class A notes.  Credit enhancement for the notes consists of excess interest on the trust student loans, subordination of the class B notes to the class A notes, overcollateralization and the reserve account.  The interest rates on the notes will be determined by reference to LIBOR.  A description of how LIBOR is determined appears under “Additional Information Regarding the Notes—Determination of Indices—LIBOR” in the base prospectus.

Some or all of the class B notes may be retained by the depositor or an affiliate of the depositor.  This free-writing prospectus also covers the resale of any such retained class B notes from time to time by the depositor or an affiliate of the depositor.

We are offering the notes through the underwriters at the prices shown on the cover page of the related prospectus supplement when and if issued.

We are not offering the notes in any state or other jurisdiction where the offer is prohibited.

This document constitutes a “free-writing prospectus” within the meaning of Rule 405 under the Securities Act of 1933, as amended.

The notes are asset-backed securities issued by and are obligations of the issuing entity, which is a trust.  They are not obligations of or interests in Navient Corporation, the sponsor, administrator, servicer, depositor, any seller, any underwriter or any of their affiliates.

The notes are not guaranteed or insured by the United States or any governmental agency.

______________ Lead Managers
Barclays	J.P. Morgan

Co-Managers
BofA Merrill Lynch	Goldman, Sachs & Co.	RBS
_____________ November 12, 2014

The Information in this Free-Writing Prospectus

The information contained herein refers to and supplements certain of the information contained in the Prospectus Supplement, dated November 12, 2014 (the “preliminary prospectus supplement”).  Capitalized terms not defined herein shall have the meanings ascribed to such terms in the preliminary prospectus supplement.

Exhibit I

The rep lines referred to in the final bullet point on page I-3 of Exhibit I to the preliminary prospectus supplement can be found at the following website:
https://www.navient.com/repline/2014-8Data.

Navient Student Loan Trust 2014-8
Issuing Entity

$ 213,000,000 Floating Rate Class A-1 Student Loan-Backed Notes
$ 175,100,000 Floating Rate Class A-2 Student Loan-Backed Notes
$ 348,700,000 Floating Rate Class A-3 Student Loan-Backed Notes
$   20,800,000 Floating Rate Class B Student Loan-Backed Notes

Navient Funding, LLC
Depositor

Navient Solutions, Inc.
Sponsor, Servicer and Administrator
_____________

Lead Managers

Barclays
J.P. Morgan

Co-Managers

BofA Merrill Lynch
Goldman, Sachs & Co.
RBS
_____________

November 12, 2014